Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 7th day of June, 2017, by and between MIDSTATES PETROLEUM COMPANY, INC. (the “Company”) and Nelson M. Haight (“Executive”).

WHEREAS, the Company advises Executive to consult with Executive’s own legal counsel before signing this Agreement; and

WHEREAS, Executive formerly was employed by the Company as Executive Vice President and Chief Financial Officer; and

WHEREAS, the Company employs Executive pursuant to the terms and conditions set forth in that certain Executive Employment Agreement dated as of October 21, 2016 between Executive and the Company, (as amended from time to time, the “Employment Agreement”) which provides for certain payments and benefits in the event that Executive’s employment is terminated under certain circumstances; and

WHEREAS, an express condition of Executive’s entitlement to the payments and benefits under the Employment Agreement is the execution of a general release in the form set forth below; and

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment effective June 15, 2017 (“Date of Termination”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) To the fullest extent permitted by law, Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs; provided, that Executive does not release or discharge the Releasees from (i) any rights to any payments, benefits or reimbursements due to Executive under the Employment Agreement or any equity or other award agreement or otherwise; (ii) any rights of Executive to indemnification under any applicable directors’ and officers’ liability insurance policies maintained by the Company; (iii) any rights to any vested benefits due to Executive under any employee benefit plans sponsored or maintained by the Company; or (iv) any rights of Executive as a shareholder or equity holder of the Company.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  This release is intended to be a general release, and excludes only those claims expressly set forth herein or that Executive cannot release as a matter of law under any statute or common law.  Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 10 and paragraph 12 below, Executive represents and affirms that Executive has not filed or caused to be filed on Executive’s behalf any charge, complaint or claim for relief against the Company or any Releasee that would be barred by the terms of this Agreement and, to the best of Executive’s knowledge and belief, no outstanding charges, complaints or claims for relief that would be barred by the terms of this Agreement have been filed or asserted against the Company or any Releasee on Executive’s behalf.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company’s counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c) Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.  Executive does not waive the right to challenge the validity of this Agreement.

2. In consideration of the Company’s agreements as set forth in paragraph 5 herein, Executive agrees to comply with the limitations described in Section 6 and Section 7 of the Employment Agreement.

3. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.  Effective as of the Date of Termination, Executive is removed from all boards and committees of the Company and its affiliates on which Executive may have previously served.

4. Executive further agrees that Executive will not publicly disparage or subvert the Company or any Releasee, or make any public statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.  Company agrees that Company will not, and Company will instruct its officers and directors to not, publicly disparage or subvert Executive or make any public statement reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for Executive’s promises, as set forth herein, the Company agrees to pay or provide to or for Executive the payments and benefits described in the Employment Agreement, the provisions of which are incorporated herein by reference.  Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.  Executive agrees that absent execution without revocation of this Agreement containing a release of all claims against the Releasees, Executive is not entitled to the payments and benefits set forth in the Employment Agreement.

7. Executive acknowledges and agrees that this Agreement and the Employment Agreement supersede any employment agreement or offer letter Executive has with the Company or any Releasee.  To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Employment Agreement and are not in direct conflict with the provisions in this Agreement or the Employment Agreement, the terms in this Agreement and the Employment Agreement shall not supersede, but shall be in addition to, any other such agreement.  Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

8. Executive represents that Executive does not, without the Company’s prior written consent, presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company.  As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

9. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

10. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

11. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.  Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Employment Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive under Section 4 of the Employment Agreement, this Release shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys’ fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

12. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The dispute resolution provisions set forth in Section 9(i) of the Employment Agreement apply to any dispute regarding the termination of Executive’s employment, and any dispute related to and/or arising under this Agreement, including without limitation any challenge Executive may make regarding the validity of this Agreement.

13. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Oklahoma.

14. The parties agree that this Agreement shall be deemed to have been made and entered into in Tulsa County, Oklahoma.  Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Oklahoma.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this 7th day of June, 2017.

/s/ Nelson M. Haight
Nelson M. Haight

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ Scott C. Weatherholt
Name:	Scott C. Weatherholt
Title:	Vice President - General Counsel & Corporate Secretary

Signature Page to Separation and Employment Agreement